EXHIBIT 5.1

                     [LETTERHEAD OF BAKER & HOSTETLER LLP]

                               February 17, 1998

American Medical Providers, Inc.
Suite 1550
3555 Timmons Lane
Houston, Texas 77027

Ladies and Gentlemen:

     As counsel for American Medical Providers, Inc. (the "Company"), we are familiar with the Registration Statement on Form S-1 (File No. 333-39441) and Amendments No. 1, 2 and 3 thereto (the Registration Statement, as amended herein the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to 4,255,000 shares of the Company's Class A Common Stock, par value $.001 per share (the "Shares").

     In connection with the foregoing, we have examined the Amended and Restated Certificate of Incorporation of the Company, the form of Underwriting Agreement to be entered into by the Company and the Underwriters identified therein with respect to the Shares and such records of the corporate proceedings of the Company and other documents and matters as we deem as necessary to render this opinion.

     Based upon such examination, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

          2. The Shares have been duly authorized and, when issued and sold pursuant to the Underwriting Agreement in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.

                                          Sincerely,

                                          /s/  BAKER & HOSTETLER LLP
                                               Baker & Hostetler LLP